Exhibit 8.1

(212) 373-3000

(212) 757-3990

www.paulweiss.com

November 14, 2007

Citigroup Inc.

399 Park Avenue,

New York, New York 10043

Re: Citigroup Inc. – Share Exchange

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel for Citigroup Inc., a Delaware corporation (the “Company”), in connection with the share exchange agreement that was executed between the Company and Nikko Cordial Corporation, a Japanese corporation, and discussed in the registration statement on Form S-4 filed with the Securities and Exchange Commission on October 10, 2007, as amended on November 14, 2007 (the “Registration Statement”). Capitalized terms used and not otherwise defined herein have the respective meanings given those terms in the Registration Statement.

We have been requested to render our opinion as to certain tax matters in connection with the Registration Statement. In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed, without independent verification, (i) the authenticity of original documents, (ii) the accuracy of copies and the genuineness of signatures, (iii) that the execution and delivery by the Company of each document to which it is a party and the performance by the Company of its obligations

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this document is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter that is contained in this document.

Citigroup, Inc.
November 14, 2007

thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under the Company’s articles of incorporation or the laws of the United States or Japan or any political subdivision thereof, (iv) that each such agreement represents the entire agreement between the parties thereto with respect to the subject matter thereof, (v) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein and (vi) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below.

The opinion set forth herein has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we hereby confirm that the discussion set forth under the caption “Taxation—U.S. Federal Income Tax Consequences” in the Registration Statement is our opinion. Such discussion does not, however, purport to discuss all United States federal income tax consequences and is limited to those United States federal income tax consequences specifically discussed therein and subject to the qualifications set forth therein.

In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

Furthermore, in rendering our opinion, we have made no independent investigation of the facts referred to herein and have relied for the purpose of rendering this opinion exclusively on those facts that have been provided to us by you and your agents, which we assume have been, and will continue to be, true.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. We assume no responsibility to advise you of any subsequent changes in existing laws or facts, nor do we assume any responsibility to update this opinion.

Citigroup, Inc.
November 14, 2007

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. The issuance of such a consent does not concede that we are an “expert” for purposes of the U.S. Securities Act of 1933.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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